Change in Independent Registered Public Accounting Firm

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the Commonwealth Australia/New Zealand Fund, Africa Fund, Commonwealth Japan Fund, Commonwealth Global Fund and Commonwealth Real Estate Securities Fund (the “Funds”), each a series of Commonwealth International Series Trust (The “Trust”). The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The reports of BBD on the financial statements of the Funds as of and for the fiscal years ended October 31, 2022 and October 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years October 31, 2022 and October 31, 2021 and for the interim period to March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its reports on the financial statements of the Funds for such years; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

On March 23, 2023, the Audit Committee of the Board of Trustees recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the fiscal year ending October 31, 2023.

During the fiscal years ended October 31, 2022 and October 31, 2021 and for the interim period to March 13, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

EXHIBIT TO EX-99.IND PUB ACCT OF FORM N-CSR

July 5, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Commonwealth International Series Trust

File no. 811-04665

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of Commonwealth Australia/New Zealand Fund, Africa Fund, Commonwealth Japan Fund, Commonwealth Global Fund, and Commonwealth Real Estate Securities Fund, each a series of Commonwealth International Series Trust, dated July 5, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ BBD, LLP